EXHIBIT 99.1

Two Rivers’ Investor Conference Call Transcript Held on September 10, 2019

C O R P O R A T E  P A R T I C I P A N T S

Wayne Harding, Chief Executive Officer and Acting Chief Financial Officer

Gerald Anderton, Board Chairman

Greg Harrington, Managing Director

[Kyle Porter]

Greetings and welcome to Two Rivers Water and Farming company investor Conference Call. At this time, all participants are in a listen-only mode and this conference is being recorded.

Hosting today’s conference will be Mr. Wayne Harding. Mr. Harding. Please go ahead, sir.

[Mr. Harding]

Hello everyone and welcome to the investor call for Two Rivers Water & Farming Company.

My name is Wayne Harding and before we get to the content, I would like to point out that this call contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this investor conference, and Two Rivers assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

I am joined on this call today by Gerald Anderton, Chairman of the Board and Greg Harrington, managing director of our newly acquired Vaxa companies.

As you may already know, I have been the Chief Executive Officer since June 2016. In a show of support for the new strategic vision which we will describe to you today, I have agreed to resign as an officer and board member of the company effective immediately. I have made this decision jointly with the Board to step aside to let a new energetic management team take over. I remain a strong believer in the future of the company and I will continue to provide advice and support as a consultant going forward.

With that, I’d like to turn it over now to our Chairman, Gerald Anderton.

[Mr. Anderton]

Thank you for getting us started Wayne and for your service to our company. I have personally appreciated your hard work since I came on board in July in addition to your help in making a smooth transition to the future.

This is a time of great change for Two Rivers and we are very excited about our new direction. We have a considerable base of resources, which we have taken into the hemp space with the closing of the Vaxa Global acquisition. Later this year, with the pending acquisition of Cannasmoke, we will create a full seed-to-sale pipeline in the rapidly evolving hemp/CBD marketplace. In the future, we will continue to seek strategic acquisitions and partnerships to more fully develop this pipeline.

In conjunction with this rapid change and Wayne’s resignation, the Board of Directors has decided to appoint Mr. Greg Harrington as the Interim Chief Executive Officer and has elected him to the Board of Directors, effective immediately.

I have known Greg for over 20 years in a professional capacity as a client of one of my prior financial service businesses. Greg has been doing leveraged buyouts, turnarounds and corporate financings for as long as I’ve known him and over a period of years, he brought half a dozen or so companies to us needing our employee and co-employer services. I became aware of Two Rivers when Greg got involved here in 2018. I first became an investor and later became Chairman because of my confidence in his track record and vision for this company. It is fitting that he should lead this transition now.

Greg has a unique combination of corporate financing and agricultural operations experience over the past 25 years that fits our transitional needs perfectly. He is also the managing director of the company’s largest shareholder so he has a vested interest in seeing this project succeed. Greg’s mandate during this interim period is to execute the acquisitions, reorganize the internal operations, and complete the divestitures and spinoffs that the Board is considering. We’ve labeled the position “interim” because we plan to work on hiring a permanent management team during the stabilization and realignment period. There are some excellent candidates for some positions already in place at the companies we are looking at and we’ll be looking outside for others as well.

With that said, I’d like to introduce Greg Harrington, the new Interim CEO for Two Rivers, to go over our plans in more detail and to answer some of the questions that have been posed to us recently.

[Mr. Harrington]

Thank you for that introduction and welcome to everyone on the line listening.

First let me say that I am pleased that the Board of Directors has decided to take an aggressive transitionary posture with the company at this time. In my view, this is a time to move quickly and decisively to take advantage of potentially narrow time windows in this rapidly evolving hemp/CBD marketplace. The process will take time and involves any number of potential obstacles, but I think we have important pieces already in place here to work with and I’m excited about the challenge.

This is a potential lifetime opportunity for me as both a financial transactions guy and an “ag” guy. Two Rivers has over a thousand acres of irrigation ready farmland with water rights, which is a dream scenario for any dry farmer out there. The opportunity in the hemp/CBD marketplace is timely with the recent passage of the 2018 Farm Bill federally legalizing hemp. Some analysts project the market size could exceed $23 billion by 2023.

We have an aggressive goal of becoming a leading integrated seed-to-sale operator - which we hope to achieve by utilizing our existing footprint and then building out the downline businesses to deliver higher retail margins through acquisition and internal development.

I have personally been involved in farming throughout my life with my family’s farms in Canada and North Dakota, where we still manage over 2,500 acres of a variety of different crops. I’ve been involved in industrial hemp farming in Canada for many years and negotiated and procured hemp supply agreements with co-ops there as well. I formed Vaxa in 2017 to develop similar operations in the U.S. - and to bring high quality biological material and strains to this marketplace.

The farming record of the Vaxa entity itself is limited because we have just started to operate in the U.S. with the recent legalization in 2018. The audited financial statements of the Vaxa entity date to its inception in 2017 do not reflect a historical farming record.

The Board of Two Rivers obtained a third-party fairness opinion for the Vaxa acquisition which considered the intellectual property contribution in addition to an exclusive supply agreement that Vaxa has with a Canadian supplier. It was not based on a historical farming record. The acquisition and valuation for the company was based on these contributions and their future value - and were determined to be fair by a professional valuation-firm, hired by Two Rivers. You will have direct access to the audited Vaxa statements for 2017 and 18 by the end of this month with the release of the 8-K-A, supplementing the acquisition announcement. That said, the intangible property, biological assets and management knowledge that justified the purchase valuation are only reflected to a limited extent in accounting book value.

Butte Valley Operations

There has been a lot of shareholder interest in the Butte Valley hemp crop this year. I’m going to give you the facts as they stand today, but I’d like to first point out that our corporate goal for Vaxa this year was to perform a limited scope proof of concept operation on about 150 acres of farmland that we had leased from Two Rivers prior to the merger. Yes, of course we hoped for a bumper crop and plentiful harvest, but the real goal was to prepare for the future. To position ourselves for 2020 and to raise the money to plant, grow, harvest and process hemp on up to 1,000 acres. We needed to work out any kinks we found this year on the farms, develop our seed and clone inventory and gain experience on farming in this region. Remember, hemp farming is not new, but it is new in Southern Colorado and there are some things with farming that you can only learn by doing.

This year’s Butte Valley experience was far from ideal with several problematic issues, but we did make progress toward the primary original goal I just outlined. We tilled and prepared about 150 acres and had 90,000 female clones which I personally inspected during an onsite visit a few days before planting. Approximately 30,000 of clones were planted when we ran into severe weather that caused a ten-foot section of a diversion ditch to blow out. It took a few days to repair the damage and restore water flow to the property - but this happened at a critical time and we lost plants because of it. We can’t control the weather, but this ditch issue is fixable for next year and the storms revealed the areas where maintenance investment is required before next season. The good news is that we were able to salvage about 20,000 hemp plants to harvest sometime next month - which will meet the needs of our internal product lines plans at Cannasmoke and Gramz. In addition, we have about 7,500 seedlings and clones of our high yield genetic strain in a greenhouse for 2020 and we anticipate a large inventory of seeds which we expect should save us hundreds of thousands of dollars next year.

Montverde

As a result of our experiences this year with farming in Butte Valley and the status of our relationship with Montverde, we have reached an agreement to wrap up our joint venture farm lease agreement and to purchase 900,000 dollars plus of extraction equipment from them. These agreements will result in Two Rivers owning all of the 2019 hemp crop in Butte Valley, as well as the equipment to process and extract CBD. It also gives us a vehicle to more fully develop the Ektract Labs concept and the in-house capability to produce the whole plant extract and CBD that we need for our own consumer products. We currently expect the agreement to result in over $500,000 in income in the fourth quarter for Two Rivers from the farm lease settlement and processing of the crop. The asset value of the equipment will be recognized on the balance sheet at the closing - which we expect prior to the end of the third quarter. Importantly, this agreement will not cause any dilution to Two Rivers shareholders as the purchase price for the extraction equipment will be paid by Easby Land and Cattle, which will then contribute it at no cost to Two Rivers as a follow on to the acquisition of Vaxa.

Cannasmoke

In mid-August we announced our intention to acquire Cannasmoke - a tobacco and hemp smokable company operating in Southern California and Northern Mexico. The company generated almost $4 million in revenue in 2018, primarily from smokeable products. The growth story with this company comes from a hemp smokable product they are ready to launch in the U.S. in combining with Two Rivers. We plan to raise the financing to build out a production line in the Otay Mesa area of San Diego with easy access to their current facility and staff in Tijuana. The line should support a production capacity of up to $15 million of revenue or more. We are currently in the process of completing due diligence and negotiating a definitive agreement and expect to close in the early part of the fourth quarter.

In regards to our Water Redevelopment and Spinout efforts.

We have had some questions about the loan for rebuilding the dam, refinancing of notes collateralized by some of the water assets and the water rights in general. I want to address all of these by explaining our strategy for how we plan to deal with the water. First and foremost, we are currently reviewing the existing land and water holdings we have with an intention to set aside everything that we need for our hemp farming operations. We do not need to rebuild the dam or do anything with the water rights to use the water for our own agricultural operations.

Now, the company has excess water and land holdings beyond our own agricultural needs, and we are looking at that as a separate issue. The process of further developing the water rights and rebuilding the infrastructure is likely to be a multi-year, capital intensive process. The company recognized in early 2017 that in order to raise the capital and pursue this development, a separate entity needed to be formed and that was the concept behind Water Redevelopment. In our conversations with the State of Colorado negotiating the settlement agreement, they were very clear that the company would never qualify for the loan to rebuild the dam in its current form given the State’s historical experience with the company - so we have to continue on this path to give the excess water a fresh start.

Although we don’t have anything specific to announce today, we are developing a strategy for spinning the excess water out for the benefit of shareholders - along the lines of what was contemplated with Water Redevelopment. We cannot predict the form of this transaction yet, but our goal is to place the rights that we do not need to retain in a viable entity - with the proper partners where our current shareholders can participate in the potential future value. We hope to do this in a way where we can improve our own balance sheet in the process.

Additionally, we have received various questions regarding some of the corporate matters, lawsuits and balance sheet issues. I’ll go over some of the highlights of the main issues we have been asked about by giving as much information as we can disclose at this time on the topic.

Let’s start with the TR Capital Preferred shares. It is not a single block, but rather a number of different shareholders who do not all have the same goals and investment constraints. I have spoken with most of the largest holders personally and keep open lines of communication with them. We are currently doing some internal forensic accounting to review all the capital transactions that the company has engaged in over the years so that we have a clear understanding of who has invested what amounts of hard currency. This internal analysis will help us form equitable restructuring proposals and gives us the basis to respond to things like the GrowCo bankruptcy proceedings. Some of the TR Capital stock has converted recently, but the bulk of it remains outstanding. The individual preferred shareholders will make the decisions when to convert, not the company and it should be noted that the conversion prices on the preferred shares are blended between $.70 and $1.00 per share.

The Suit on Equity Funders

There have been several questions related to the 6.9 million shares reserved for the two equity funders who filed 13-D’s in June. First, I’d like to make clear that nobody on the Board or myself has any prior relationship with either of these groups, either personally or professionally and we disagree with the share issuance. Secondly, the company has filed a lawsuit in the U.S. District Court in Denver which has blocked the removal of the transfer legend from the shares and is seeking to cancel their issuance. I can’t make any further comment on the state of the open litigation, but the company plans to aggressively defends its share base in the future for any improper dilution it discovers.

Capital Needs and Debt Restructuring

We have also received questions about the company’s future financing plans, including any potentially dilutive convertible note financings. While we cannot give details at this time about any specific financing, the fact is that the company has an aggressive growth strategy and needs to raise capital. There are various financing forms and options available and we will likely do some additional bridge financing to achieve the goals of our plan. The problem some companies run into with bridge financing is when they do a “bridge to nowhere”. In other words, the company raises funds, spends the funds, but doesn’t achieve any fundamental goal to move the company forward in any way. Two Rivers has fallen into that category to some extent in the past and our repositioning plan is meant to put an end to it. The bulk of the cash funds we plan to raise will be put toward investments in internal development and acquisition for projects we expect to return revenue and income in the near term.

Our current financing plan is to use convertible bridge and equity financing to complete certain acquisitions so that we can position the company for a larger raise in combination with an up-listing to a more recognized exchange. This will likely result in additional shares being issued but our goal is to make accretive investments and not dilutive ones.

One of the debt restructuring questions we get from time to time is regarding the HCIC notes. These notes related to the approximately $7 million of debt of the company which is collateralized by the shares in the HCIC entity that owns the Cucharas water rights. The issue for the HCIC noteholders is the Cucharas dam, which must be rebuilt at a cost of potentially up to $30 million. If they were to foreclose their interest now, they could likely be found liable by the State for the financial cost to fix the dam. Nevertheless, we are working to restructure this debt, likely in conjunction with some type of spin-off of the excess water rights.

Regarding the Ekstract Labs and Gramz subsidiaries of Vaxa, the audited financial statements of Vaxa will show only the consolidation of the three entities. The results are not broken out separately because there is limited activity in the two subsidiaries. They are recent startup entities and Gramz was an in-process research and development project through the end of the audit period in 2018. The Gramz product line began to produce a limited sales volume in the second quarter as it commenced distribution, but it is at a very early stage of development and did not factor materially into the company’s valuation at the time of acquisition.

The share lockups Easby and Investors Fiduciary

There have been questions on the existence of share lockup agreements and status of the Easby shares and Investors Fiduciary Trust line of credit. Here are the facts as of today. Following the closing of the Vaxa acquisition on July 31, 2019, Easby received 30,000,000 shares of unregistered common stock of Two Rivers. Since that time, the stock has been held by the Two Rivers’ transfer agent in uncertificated form in the name of the Easby. The stock is not subject to any separate lock up agreement but is governed by SEC rules regarding trading and transfer.

Investors Fiduciary has advanced funds under a previously disclosed line of credit to Two Rivers to provide emergency operating funding for the company, which has continued into 2019. As reported in the 10Q Two Rivers filed in August, the balance on that line of credit as of June 30, 2019 was $711,000, excluding accrued interest of $95,000. Investors Fiduciary has not made any further advances under that line during the third quarter. And there has been no conversion of any shares under that line to date.

I’ve tried to meld answers to most of the questions we’ve been asked recently in the context of this review. Some of the questions requested information that the company is not releasing at this time, but hopefully this helped clarify the reasons for the non-disclosure and provided helpful information to address the intent of the questioners.

In summary I would like to reiterate the vision and how we think these pieces fit together. Our mission is to become a leading fully integrated seed-to-sale hemp-CBD company. We are starting with one of the biggest footprints in the U.S. market for hemp farming with 1,100 acres targeted in a farming region of Southern Colorado - with accessible water that we own. We are in the process of finalizing the acquisition of extraction and processing equipment to handle the crops in the future without the need to joint venture. We have a consumer products plan in place with the acquisition of an established rolled smokable maker in Cannasmoke - with a hemp smokeable product poised to begin manufacturing in the fourth quarter. We have other consumer product development underway and additional acquisitions planned in the space. The transitional management team is focused with great urgency on capital formation, realigning operations and restructuring the balance sheet to position the company for a bright future.

Now, let me leave you with a few closing thoughts from the Vaxa perspective. We begAn providing bridge financing to this company over a year ago to keep it alive while we explored the potential to combine our business with Two Rivers. In finally agreeing to close our deal only a little over a month ago, we took a huge risk by accepting a stock-only transaction. We went all-in on this trade because we saw potential in the company’s asset base combined with our plan. Two Rivers has been a leaking ship for years with a complicated web of litigation and liabilities all senior to our common stock. We were not responsible for the previous decisions that left the company in its current state, but we decided to come in and try to fix it. We are doing this for common stock…restricted common stock, and we own more of it than anyone. We believe in the future and our actions speak louder than any words.

We came in here just a little over a month ago to start this process. The water assets that the company owns may be valuable someday with further development and large capital expenditures, but - they have been idle and not generating any material revenue for almost 10 years. They are a side show to the main event we are focusing on. We created an opportunity and a plan to start to make these assets productive. Hemp was only legalized in 2018 and the Butte Valley crop this year is the first real opportunity that this company has had to produce revenue with its water rights. While it is true that Butte Valley will not produce what we hoped in the first year, we were very cautious (and we believe prudent) with the level of our investment this year while we tested the waters. Regardless of what happens in 2019 though, I want everyone to be clear that our aspirations for this business are to develop an industrial scale hemp operation with a downstream pipeline for the products: LAND – HEMP – CBD. We think we have a capacity of $300 million or more in revenue with investment and development of our land and water footprint. It is going to take us some time, because we just started last month. We have shown our commitment to the future by accepting common stock and you can show yours with patience while we work through this process.

I’d like to say a special thank you to shareholders and to others for taking the time to listen to our company update. This concludes our call today.